Exhibit 99.2
BroadSoft, Inc. Prices $100 Million Convertible Senior Note Offering
Gaithersburg, MD—June 15, 2011—BroadSoft Inc. (NASDAQ: BSFT) announced today the pricing of its offering of $100 million aggregate principal amount of 1.50% convertible senior notes due 2018. The notes will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on June 20, 2011, subject to customary closing conditions. The Company also granted the initial purchasers of the notes an option to purchase up to an additional $20 million aggregate principal amount of notes.
The notes will be convertible under certain conditions. Upon conversion, BroadSoft will pay cash up to the principal amount of the notes and deliver shares of BroadSoft common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the notes. The initial conversion rate is 23.8126 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $41.99 per share), subject to adjustment on the occurrence of specified events.
The notes will be senior unsecured obligations of BroadSoft, and interest will be payable semi-annually in cash at a rate of 1.50% per annum. The notes will mature on July 1, 2018. Beginning July 1, 2015, the Company may redeem some or all of the notes for cash plus a “make whole premium” if the last reported sale price of the common stock for 20 or more trading days in a period of 30 consecutive trading days exceeds 140% of the conversion price.
The Company estimates that the net proceeds from the offering will be approximately $96.4 million (or approximately $115.7 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting initial purchasers’ discounts and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for general corporate purposes, including potential acquisitions of complementary businesses, products or technologies.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About BroadSoft:
BroadSoft provides software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their IP-based networks. The Company’s software, BroadWorks(R), enables service providers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, video calling, unified communications, collaboration and converged mobile and fixed-line services.
BroadSoft and BroadWorks are registered trademarks of BroadSoft, Inc. All other names are trademarks of their respective owners.
Contact Information
For further information contact:
Investor Relations:
Monica Gould
+1-212-871-3927
monica@blueshirtgroup.com
Industry Analyst / Media Relations:
Sarah O’Neill
Mi Liberty
+44 (0) 207 751 4444
soneill@miliberty.com
Media Contact:
Elaine Myada
+1-240-720-9558
emyada@broadsoft.com